Exhibit 10.1

Consulting Agreement

This Consulting Agreement (“Agreement”) is made effective as of September 18, 2024, by and between Unicoin Inc., a Delaware Corporation, with its office at 1 World Trade Center 85th Floor, New York, New York 33129, and Alejandro Dominguez, of 201 SW 17th Road, 410, MIAMI, Florida 33129.

Alejandro Dominguez has a background in Real Estate Sales/acquisition and Asset swaps and is willing to provide services to Unicoin Inc. based on this background. Importantly, Mr. Dominguez is familiar with the assets acquired by Unicoin and the related negotiations.

Unicoin Inc. desires to have services provided by Alejandro Dominguez.

Therefore, the parties agree as follows:

1. Description of Services. Beginning on September 18, 2024, Alejandro Dominguez will provide the following services (collectively, “Services”):

●	Consult on matters related to Assets acquired by Unicoin Inc. under the real-estate-for-unicoins program, including the best ways to monetize those assets.

●	Travel to the Philippines to garner interest in the sale of Unicoin Inc.’s mining rights in Argentina and evaluate the possibility of re-selling assets in the near future to investors located there and in Asia with the assistance of local agents.

●	Seek opportunities to receive investments once Unicoin resumes fundraising.

2. Performance of Services. The manner in which the Services are to be performed and the specific hours to be worked by Alejandro Dominguez shall be determined by Alejandro Dominguez. Unicoin Inc. will rely on Alejandro Dominguez to work as many hours as may be reasonably necessary to fulfill Alejandro Dominguez’s obligations under this Agreement.

3. Payment. Unicoin Inc. will pay Alejandro Dominguez a fee of $15,000.00 for the Services. This fee shall be payable in a lump sum by October 30th or before.

4. Commision Payments. In addition to the payments under the preceding paragraph, Unicoin Inc. will make commission payments to Alejandro Dominguez based on Mr Dominguez will be paid a 15% commission for the re-sale of the mining rights in Argentina and a 10% commission of all other sellable assets. Commission shall be paid in US dollars, on transactions negotiated by Mr. Dominguez.

Payment Schedule. The commission payments shall be payable monthly, no later than the first day of the following month.

Right to Inspect. Alejandro Dominguez, or Alejandro Dominguez’s agent, shall have the right to inspect Unicoin’s records for the limited purpose of verifying the calculation of the commission payments, subject to such restrictions as Unicoin Inc. may reasonably impose to protect the confidentiality of the records. Such inspections shall be made during reasonable business hours as may be set by Unicoin Inc.

5. Support Services. Unicoin Inc. will provide the following support services for the benefit of Alejandro Dominguez:

-	Unicoin email

-	The company will pay for the Contractors’ flights to the Philippines, hotel/ ground transportation, and food expenses to meet with prospective purchasers and investors.

6. Term/Termination. Either party may terminate this Agreement upon 3 days written notice to the other party. An addendum signed by both parties may extend this Agreement.

7. Relationship of Parties. The parties understand that Alejandro Dominguez is an independent contractor with respect to Unicoin Inc. and not an employee of Unicoin Inc. Unicoin Inc. will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for Alejandro Dominguez.

8. Indemnification. Alejandro Dominguez agrees to indemnify and hold harmless Unicoin Inc. from all claims, losses, expenses, fees, including attorney fees, costs, and judgments that may be asserted against Unicoin Inc. that result from the acts or omissions of Alejandro Dominguez, Alejandro Dominguez’s employee, if any, and Alejandro Dominguez’s agents. Unicoin Inc. agrees to indemnify and hold harmless Alejandro Dominguez from all claims, losses, expenses, fees, including attorney fees, costs, and judgments that may be asserted against Alejandro Dominguez that result from the acts or omissions of Unicoin Inc., Unicoin’s employees if any, and Unicoin’s agents.

9. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:

If for Unicoin Inc:

Unicoin Inc

Alexander Konanykhin, CEO

1 World Trade Center 85th Floor

New York, New York 33129

If for Alejandro Dominguez:

Alejandro Dominguez

Consultant

[***]

Either party may change such address from time to time by providing written notice to the other in the manner set forth above.

10. Entire Agreement. This Agreement contains the parties’ entire agreement, and there are no other promises or conditions in any other agreement, whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

11. Amendment. This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

12. Severability. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision, it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

13. Waiver of Contractual Right. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

14. Applicable Law. This Agreement shall be governed by the laws of Florida.

15. Interruption of Service. Either party shall be excused from any delay or failure in performance required hereunder if caused by reason of any occurrence or contingency beyond its reasonable control, including, but not limited to, acts of God, acts of war, fire, insurrection, laws, proclamations, edits, ordinances or regulations, strikes, lock-outs or other serious labor disputes, riots, earthquakes, floods, explosions or other acts of nature. The obligations and rights of the party so excused shall be extended on a day-to-day basis for the time period equal to the period of such excusable interruption. When such events have abated, the parties’ respective obligations hereunder shall resume. In the event the interruption of the excused party’s obligations continues for a period in excess of 30 days, either party shall have the right to terminate this Agreement upon 10 days prior written notice to the other party.

16. Assignment. Alejandro Dominguez agrees that it will not assign, sell, transfer, delegate, or otherwise dispose of any rights or obligations under this Agreement without the prior written consent of Unicoin Inc. Any purported assignment, transfer, or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of Unicoin Inc. with, or its merger into, any other corporation, or the sale by Unicoin Inc. of all or substantially all of its properties or assets, or the assignment by Unicoin Inc. of this Agreement and the performance of its obligations hereunder to any successor in interest or any affiliated company. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

Signatories:

/s/ Alexander
Alexander
Konanykhin (CEO Unicoin Inc.)

/s/ Alejandro
Alejandro
Dominguez (Consultant)

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